                                                                      Exhibit 12

                           STATER BROS. HOLDINGS INC.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in thousands)

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
                                                                  Fiscal Years Ended
                                         -----------------------------------------------------------------------
                                         Sept. 27,       Sept. 26,     Sept. 25,      Sept. 24,     Sept. 29,(1)
                                            1992            1993          1994           1995          1996
                                         ----------      ----------    ----------     ----------    ------------
Earnings:
Income before income taxes  . . . .       $13,363         $10,118       $14,645       $10,945         $27,131
Share of undistributed (income)
 loss of less-than-50%-owned
 affiliates . . . . . . . . . . . .          (297)           (107)          592           980           1,624
Amortization of capitalized
 interest . . . . . . . . . . . . .           160             169           180           192             190
Interest  . . . . . . . . . . . . .        10,194          10,592        15,217        18,946          19,171
Less interest capitalized
  during the period . . . . . . . .          (393)           (417)         (437)          (50)           (116)
Net amortization of debt
  discount and premium
  and issuance expense  . . . . . .           100             117           721         1,180           1,203
Interest portion of rental expense         14,140          14,380        13,985        13,588          13,918
                                         --------        --------      --------      --------          ------

Earnings as adjusted  . . . . . . .       $37,267         $34,852       $44,903      $ 45,781         $63,121
                                          =======         =======       =======      ========         =======

Fixed Charges:
Interest  . . . . . . . . . . . . .       $10,194         $10,592       $15,217       $18,946         $19,171
Net amortization of debt
  discount and premium
  and issuance expense  . . . . . .           100             117           721         1,180           1,203
Interest portion of rental
  expense . . . . . . . . . . . . .        14,140          14,380        13,985        13,588          13,918
Preferred stock dividends . . . . .           954             574           545             -           6,967
                                         --------      ----------    ----------       -------         -------
Fixed Charges . . . . . . . . . . .       $25,388         $25,663       $30,468       $33,714         $41,259
                                          =======         =======       =======       =======         =======
Ratio of Earnings to
  Fixed Charges . . . . . . . . . .          1.47            1.36          1.47          1.36            1.53
                                             ====            ====          ====          ====            ====

(1)  53-Week Fiscal Year
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